Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-191185 on Form N-1A of our report dated November 25, 2013, relating to the financial statements of Gottex Endowment Strategy Fund (a series of the Gottex Trust) as of November 15, 2013, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 3, 2013